Free Writing Prospectus (To Preliminary Prospectus Dated July 25, 2011)	Filed Pursuant to Rule 433 Registration Statement No. 333-173980 Dated July 28, 2011

News Release

FOR IMMEDIATE RELEASE

Contact: Terri Silver, (206) 389-6303

Terri.silver@homestreet.com

HomeStreet Delays Pricing of Initial Public Offering

SEATTLE – August 9, 2011 – HomeStreet, Inc., parent holding company for HomeStreet Bank, announced today that it had postponed the pricing and closing of its initial public offering, which previously had been expected to occur this week. Chief Executive Officer Mark K. Mason stated, “The significant volatility experienced in the capital markets over the past several days has caused us, in consultation with our underwriter, FBR Capital Markets, to delay pricing the offering until the markets stabilize.”

Important Note

A registration statement relating to these securities has not been declared effective. This press release is provided solely for informational purposes and does not constitute an offer to sell, or a solicitation of an offer to buy, any securities. The Company has filed a Registration Statement (including a prospectus) with the SEC for the offering to which this release refers. Before you invest, you should read the prospectus contained in that registration statement and other documents HomeStreet, Inc., has filed with the SEC for more information about HomeStreet, Inc., and the offering. You may get these documents free of charge by visiting the EDGAR database on the SEC’s website at http://www.sec.gov. Alternatively, you may obtain a copy of the prospectus from HomeStreet, Inc.; from any dealer participating in the offering; or from the underwriter, FBR Capital Markets & Co., 1001 19th Street North, Suite 2200, Arlington, Virginia 22209.

About HomeStreet

HomeStreet, Inc. is a 90-year-old diversified financial services company headquartered in Seattle, Washington, that has grown from a small mortgage bank to a full-service community bank serving consumers and businesses in the Pacific Northwest and Hawaii.

#    #    #